Exhibit 21

List of Subsidiaries

Entity name	Place of Incorporation	Ownership % as of December 31, 2025
BB Square Capital Investors I, LP	Delaware	100.0%
BB Square Capital, LLC	Delaware	100.0%
BB Square Holdings, LLC	Delaware	100.0%
BB Square Investors GP I, LLC	Delaware	100.0%
BB Square LP Investment, LLC	Delaware	100.0%
BridgeBio Chemistry, Inc.	Delaware	100.0%
BridgeBio Gene Therapy LLC	Delaware	100.0%
BridgeBio Gene Therapy Research, Inc.	Delaware	100.0%
BridgeBio Pharma LLC	Delaware	100.0%
BridgeBio Services Inc.	Delaware	100.0%
Calcilytix Therapeutics, Inc.	Delaware	100.0%
Cyan Therapeutics, Inc.	Delaware	100.0%
DTD Therapeutics, Inc.	Delaware	100.0%
Eidos Therapeutics, Inc.	Delaware	100.0%
CoA Therapeutics, Inc.	Delaware	99.9%
Origin Biosciences, Inc.	Delaware	99.9%
Adrenas Therapeutics, Inc.	Delaware	99.3%
QED Therapeutics, Inc.	Delaware	99.3%
Sub22, Inc.	Delaware	98.5%
Ferro Therapeutics, Inc.	Delaware	98.2%
Eulamin Therapeutics, Inc.	Delaware	98.0%
Cantero Therapeutics, Inc.	Delaware	96.5%
Venthera, Inc.	Delaware	96.2%
G Protein Therapeutics, Inc.	Delaware	94.6%
Molecular Skin Therapeutics, Inc.	Delaware	91.5%
Phoenix Tissue Repair, Inc.	Delaware	86.6%
Navire Pharma, Inc.	Delaware	81.5%
ML Bio Solutions, Inc.	Delaware	89.5%
Sen Therapeutics, Inc.	Delaware	89.8%
Audition Therapeutics, Inc.	Delaware	37.5%
BridgeBio Pharma Canada, ULC	Canada	100.0%
BridgeBio Pharma Cayman	Cayman Islands	100.0%
BridgeBio France SAS	France	100.0%
BridgeBio Germany GmbH	Germany	100.0%
BridgeBio Pharma (HK) Limited	Hong Kong	100.0%
BridgeBio Europe B.V.	Netherlands	100.0%
BridgeBio International GmbH	Switzerland	100.0%
BridgeBio UK Limited	United Kingdom	100.0%
Evanesco Therapeutics, Inc.	Delaware	100.0%
BridgeBio Pharma Europe B.V.	Netherlands	100.0%